EXHIBIT 5.1

March 13, 2019

Roadrunner Transportation Systems, Inc.

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel to Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about March 13, 2019 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 770,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to awards outstanding under the Roadrunner Transportation Systems, Inc. 2018 Incentive Compensation Plan (the “2018 Plan”), and 71,552,326 shares of Common Stock available for issuance under the 2018 Plan. The shares of Common Stock issuable pursuant to the 2018 Plan are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Amended and Restated Certificate of Incorporation of the Company, as currently in effect;

B.	The Second Amended and Restated Bylaws of the Company, as currently in effect;

C.	Records of corporate proceedings of the Company related to the 2018 Plan;

D.	The 2018 Plan; and

E.	The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through E above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the 2018 Plan, will be validly issued, fully paid, and nonassessable.

We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the existing laws of the United States of America, and of the Delaware General Corporation Law, the Delaware Constitution, and reported judicial decisions relating thereto. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Roadrunner Transportation Systems, Inc.

March 13, 2019

We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP